Exhibit 99.1

Press Contacts:	John Allen
Intellon Corporation
(352) 237-7416 x1148
john.allen@intellon.com

Intellon Corporation Names Walter Amaral

To Board of Directors and Audit Committee

— Experienced semiconductor financial executive joins board

of leading maker of HomePlug powerline communications ICs.

Orlando, Fla., July 24, 2008 – Intellon Corporation (Nasdaq: ITLN), a leading provider of HomePlug®-compatible integrated circuits (ICs) for home networking, networked entertainment, Ethernet-over-Coax (EoC) and smart grid applications, today announced that Walter Amaral has been elected to the Board of Directors at today’s board meeting. Amaral has also been named to the Audit Committee of the Board.

Amaral has significant financial and business experience in the semiconductor industry. He has served as senior vice president and chief financial officer for four high technology companies: SiRF, S3, NetManage and Maxtor. Prior to those positions, he spent 15 years with Intel Corporation in various financial and marketing positions, including corporate controller.

Amaral presently serves on the Board of Directors of LimeLight Networks (NASDAQ: LLNW), a Tempe, Arizona-based content delivery provider for Internet business and entertainment venues.

He received his BS in Business Administration with a concentration in Accounting from San Jose State University.

“We are pleased to add an executive with Walt’s experience to the Intellon Board,” said Charles E. Harris, Chairman and CEO of Intellon. “We look forward to working with him in the future as we continue to grow our business.”

Intellon designs and produces advanced ICs that allow end users to turn home or office electrical wiring into a high-speed network for the transmission of high definition and standard definition television (TV), Internet protocol TV (IPTV), high-bandwidth Internet sharing and file sharing. Products based on Intellon’s ICs can be used to connect a wide variety of products – including home gateways and routers, personal computers, set-top boxes, digital media adapters, flat-screen TVs, game consoles, and security cameras – over the existing electrical wiring in a building.

About Intellon Corporation

Intellon (NASDAQ: ITLN) is a market leader in powerline communications, providing HomePlug® compliant and other powerline integrated circuits for home networking, networked entertainment, BPL access, Ethernet-over-Coax (EoC), smart grid management and other commercial applications. Intellon created and patented the baseline technology for HomePlug 1.0, and is a major contributor to the baseline technology for the 200-Mbps PHY-rate HomePlug AV powerline standard. With over 18 million HomePlug-based ICs sold, Intellon is the market share leader in the HomePlug IC market. The company was founded in 1989 and is headquartered in Orlando, Florida, with offices in Ocala, Florida, San Jose, California and Toronto, Canada. For additional information, visit www.intellon.com.

Cautionary Note Regarding Forward-Looking Statements:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, assertions regarding the use of Intellon’s HomePlug-based solutions in any of the applications mentioned. Actual future results could differ materially from those anticipated as a result of certain risks and uncertainties. These factors include, but are not limited to, the risk that the market for powerline communications products, including Intellon ICs, may not develop as expected; the risk that Intellon may be unable to manage its growth effectively; uncertainties associated with competitive pressures; changes in customer demand and product mix; fluctuations in the availability and pricing of third party products and services used to manufacture, assemble and test Intellon’s products; problems or delays in the fabrication, assembly, testing or delivery of Intellon’s products; and economic and political uncertainties in Intellon’s markets. These and other risk factors are described in detail in the Risk Factors section of Intellon’s Form 10-Q dated May 15, 2008 as filed with the Securities and Exchange Commission. Intellon assumes no obligation to update the forward-looking information contained in this release.

Intellon and No New Wires are registered trademarks of Intellon Corporation. HomePlug is a registered trademark of the HomePlug Powerline Alliance, Inc. All other trademarks mentioned are the property of their respective owners.

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